Exhibit 99.1

NEWS

For immediate release

AAR Provides Preliminary Fourth Quarter Results and Outlook on Fiscal 2013

WOOD DALE, IL, June 14, 2012 — AAR CORP. (NYSE: AIR) announced today preliminary unaudited  fourth quarter results for the period ending May 31, 2012, as well as its outlook for fiscal year 2013.

Consolidated sales for the fourth quarter ended May 31, 2012 are expected to be between $560 million to $565 million, which would represent the highest quarterly sales in the Company’s history. Diluted earnings per share are expected to be between $0.44 and $0.46 before the effects of special items.  Cash flow from operations is expected to be in excess of $50 million for the quarter.

For the fourth quarter, sales to commercial customers are anticipated to increase by approximately 40%, which includes 13% organic growth at the Company’s supply chain and MRO services businesses. The balance of the commercial sales growth is expected to come from the newly acquired businesses; Telair and Nordisk.

In the government and defense market, sales are expected to decline year-over-year but remain essentially flat with the third quarter. In order to streamline operations and improve efficiencies at the Company’s manufacturing businesses supporting this market, the Company expects to record approximately $4.0 million in restructuring charges.  The Company also expects to record an approximately $9.5 million charge as a result of lowering its profit expectations on the KC10 support contract.  This adjustment represents the difference between the new margin expectation and the previous margin expectation for the period of performance since contract inception.

Further, the Company expects to record an approximately $3.0 million favorable adjustment to fourth quarter income tax expense.

Diluted earnings per share are expected to be between $0.30 and $0.32 after these special items.

Outlook for Fiscal 2013

Based upon the Company’s current outlook for fiscal 2013, it expects commercial aviation results to remain strong and to increase on a year-over-year basis as the full year impact from Telair and Nordisk are included in results. The Company also expects improved results at AAR Airlift as it benefits from actions taken to improve aircraft availability. Results at the Company’s mobility products and defense systems logistics businesses are expected to be down year-over-year. For fiscal 2013, the Company expects consolidated sales to be between $2.1 and $2.2 billion and diluted earnings per share of $1.55 to $1.65.

1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

The Company also announced today that it received authorization from its Board of Directors to repurchase up to $50 million in common stock.

The Company plans on announcing final audited results after the market closes on July 17, 2012 and will host an investor call the following morning.

About AAR

AAR is a leading provider of value added products and services to the worldwide aerospace and government/defense industries. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government/defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems; and Government and Defense Services. More information can be found at www.aarcorp.com.

Contact: Rick Poulton, Chief Financial Officer, AAR CORP. (630) 227-2075 | rick.poulton@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2011. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses earnings per share for the three-month period ended May 31, 2012 exclusive of the restructuring charge, the KC10 support contract charge, and a tax adjustment to evaluate its financial results and trends, and believes it is useful for the reader of this press release.

AAR CORP. (Consolidated results)	Three Months ended May 31, 2012

Pro-forma expected Diluted Earnings Per Share range	$0.44 - $0.46

Less: Diluted Earnings Per Share impact of $4.0 million of restructuring charge	$(0.06)

Less: Diluted Earnings Per Share impact of $9.5 million of the KC10 support contract charge	$(0.15)

Add: Diluted Earnings Per Share impact of $3.0 million of favorable tax expense	$0.07

Expected reported Diluted Earnings Per Share range	$0.30 - $0.32